EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of the 1st day of December, 2016, by and between DATA BACKUP SOLUTIONS, INC., a Nevada corporation (the “Company”), and JAMES HOLLAND, an individual residing in the United Kingdom (the “Executive”).

WHEREAS, the parties hereto wish to define and set forth the terms and conditions of the employment relationship between the Company and the Executive,

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

SECTION I.1. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth below:

“Base Salary” has the meaning set forth in Section 4.01.

“Cause” means (a) theft or embezzlement by the Executive with respect to the Company or its Subsidiaries; (b) malfeasance or gross negligence in the performance of the Executive’s duties; without the same being corrected within ten (10) days after being given written notice thereof; (c) the conviction of the Executive of any felony or any crime involving moral turpitude; (d) willful or prolonged absence from work by the Executive (other than by reason of disability due to physical or mental illness or at the direction of the Company or its Subsidiaries) or failure, neglect or refusal by the Executive to perform his duties and responsibilities without the same being corrected within ten (10) days after being given written notice thereof; (e) failure by the Executive to substantially perform his duties and responsibilities hereunder without the same being corrected within thirty (30) days after being given written notice thereof, as determined by the Company in good faith; (f) continued and habitual use of alcohol by the Executive to an extent which materially impairs the Executive’s performance of his duties without the same being corrected within ten (10) days after being given written notice thereof; (g) the Executive’s use of illegal drugs; (h) the material breach by the Executive of any of the covenants contained in this Agreement without, in the case of any breach capable of being corrected, the same being corrected within ten (10) days after being given written notice thereof; or (i) any action or omission in violation of Company guidelines concerning operating procedures and business activities of the Company if such action or omission constitutes a knowing violation of the Company’s guidelines and causes the Company’s tax status to be jeopardized; provided, however, that none of the foregoing infractions (a) through (h) shall constitute “cause” unless the infraction results in material harm to the Company.

“Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or its Subsidiaries in connection with their business. It shall not include information (a) required to be disclosed by court or administrative order, (b) lawfully obtainable from other sources or which is in the public domain through no fault of the Executive; or (c) the disclosure of which is consented to in writing by the Company.

“Date of Termination” has the meaning set forth in Section 5.01.

“Employment Period” has the meaning set forth in Section 2.01.

“Good Reason” means, without the Executive’s written consent, (a) a material breach of this Agreement by the Company without the same being corrected within ten (10) days after being given written notice thereof; or (b) a reduction in the Executive’s Base Salary.

“Intellectual Property” has the meaning set forth in Section 7.01.

“Noncompetition Period” has the meaning set forth in Section 9.01.

“Notice of Termination” has the meaning set forth in Section 5.04.

“Permanent Disability” shall have the same meaning as set forth in any disability insurance policy maintained by the Company for the Executive or, in the absence of such a policy, shall mean those circumstances where the Executive is unable to continue to perform the usual customary duties of his assigned job or as otherwise assigned in accordance with the provisions of this Agreement for a period of six (6) months in any twelve (12) month period because of physical, mental or emotional incapacity resulting from injury, sickness or disease.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Start Date” has the meaning set forth in Section 2.01.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, twenty (20) percent or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or combination thereof; or (b) if a partnership, limited liability company, association or other business entity, twenty (20) percent or more of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a twenty (20) percent or more ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons are allocated twenty (20) percent or more of partnership, limited liability company, association or other business entity gains or losses or control the managing director or member or general partner of such partnership, limited liability company, association or other business entity.

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ARTICLE II.
EMPLOYMENT

SECTION II.1 EMPLOYMENT PERIOD. The Company shall employ the Executive, and the Executive shall accept employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on December 1, 2016 (the “Start Date”) and ending on the Date of Termination as defined in Section 5.01 below (the “Employment Period”).

ARTICLE III.

POSITION AND DUTIES

SECTION III.1 Position and Duties. Effective on the Start Date, the Executive shall serve as Chief Operating Officer and Chief Technology Officer of the Company, render such administrative, financial and other executive and managerial services to the Company which are consistent with Executive’s position and have such responsibilities, powers and duties as may from time to time be prescribed by the Board of Directors of the Company; provided that such responsibilities, powers and duties are substantially consistent with those customarily assigned to individuals serving in such position at comparable companies or as may be reasonably required by the conduct of the business of the Company. During the Employment Period the Executive shall devote exclusively all of his working time and efforts to the business and affairs of the Company. The Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or for-profit organization not related to the business of the Company or its subsidiaries, whether for compensation or otherwise, without prior written consent of the Board of Directors of the Company. Notwithstanding the foregoing, and provided that such activities do not interfere with the fulfillment of Executive’s obligations hereunder, Executive may: (i) serve as an officer, director or trustee of any charitable or non-profit entity; (ii) own a passive investment in any private company even if it directly competes with the Company and own up to 5% of the outstanding voting securities of any public company; or (iii) serve as a director of up to two other companies so long as such companies do not compete with the Company.

SECTION III.2 Work Location. While employed by the Company hereunder, the Executive shall perform his duties (when not traveling or engaged elsewhere in the performance of his duties) at the offices of the Company in the United Kingdom or at such other place as the Company may in its discretion from time to time direct. The Executive shall travel to such places outside of the United Kingdom on the business of the Company in such manner and on such occasions as the Company may from time to time reasonably require.

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ARTICLE IV.

BASE SALARY AND BENEFITS

SECTION IV.1 Base Salary. During the Employment Period, the Executive’s base salary will be £48,792 per annum (the “Base Salary”). The Base Salary will be payable monthly on the 28th day of each month in arrears in twelve (12) equal installments. Annually during the Employment Period, the Company shall review with the Executive his job performance and compensation, and if deemed appropriate by the Board of Directors of the Company or its delegate, in its discretion, the Executive’s Base Salary may be increased. Normal hours of employment are 8:30 a.m. to 5:00 p.m., Monday to Friday. The Executive’s salary has been computed to reflect that his regular duties are likely, from time to time, to require more than forty (40) hours per week and the Executive shall not be entitled to receive any additional remuneration for any such additional hours.

SECTION IV.2 Benefits. In addition to the Base Salary, the Executive shall be entitled to the following benefits during the Employment Period:

(a) Pension contribution of £250 per month during the term of the Employment Period;

(b) A maximum of twenty one (21) days of paid vacation annually during the term of the Employment Period;

(c) An automobile allowance of £245 per month commencing February 2017 and continuing through the Termination Date;

(d) Stock compensation in an amount of shares equal to 2.4% of the Company’s total issued and outstanding shares of common stock to be issued on the first and second anniversary of the Start Date; provided, however, that if the Date of Termination shall occur prior to either the first or second anniversary, then the Company shall have no obligation to make such issuance of shares as stock compensation related to such anniversary; and

(e) In addition to all other consideration described herein, the Company shall pay Executive additional compensation as follows:

(i) for every sales contract that the Executive closes that has a stated value of up to £15,000, then the Company shall pay to the Executive ten percent (10%) of the value of such sales contract; and

(ii) for every sales contract that the Executive closes that has a stated value of more than £15,000, then the Company shall pay to the Executive fifteen percent (15%) of the value of such sales contract.

All payments of such additional compensation provided in this subsection (e) shall not be due and payable by the Company within 30 days of the effective date of such sales contract.

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ARTICLE V.

TERM AND TERMINATION

SECTION V.1 Date of Termination. The Employment Period shall end on the Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean the first to occur of the following: (a) December 28, 2018; (b) the Company providing Notice of Termination (as defined below) without Cause to the Executive; (c) the Company providing Notice of Termination for Cause to the Executive; (d) the Executive providing Notice of Termination specifying his resignation for Good Reason to the Company; (e) the Executive providing Notice of Termination without Good Reason to the Company; (f) the Company providing Notice of Termination to the Executive as a result of the Executive’s Permanent Disability; or (g) the Executive’s death. In the event that there are circumstances which would give rise to a termination by the Company for Cause, the Company may, in its sole and exclusive discretion, treat such termination as a termination without Cause.

SECTION V.2 Resignation by the Executive Without Good Reason or Termination by the Company for Cause. If the Employment Period shall be terminated as a result of the Executive’s resignation or leaving of his employment, other than for Good Reason, or if the Company shall terminate the Employment Period for Cause, Executive shall continue to: (a) receive Base Salary and benefits set forth in Section 4.02 through the Date of Termination and (b) receive reimbursement of all Reimbursable Expenses incurred by the Executive prior to the Date of Termination.

SECTION V.3 Termination for Other Reasons. If the Employment Period shall be terminated by the Executive for Good Reason, by the Company without Cause, as a result of the Executive’s Permanent Disability or upon the Executive’s death, the Executive (or his estate, in the case of death) shall continue to receive the Base Salary through the Date of Termination; vest in any equity granted to the Executive through the Date of Termination; provided, however, that, in the event the Employment Period shall be terminated either by the Executive for Good Reason or by the Company without Cause, (i) the vesting shall be accelerated and all unvested equity shall immediately be fully vested and (ii) if the equity is not publicly listed and traded, the Executive shall have the right to require the Company to purchase from him any or all of the equity held by the Executive at a price equal to the lesser of (x) fair market value or (y) 1.5 (one and one-half) times the book value of such equity as of the end of the month immediately preceding the Date of Termination; (c) receive reimbursement for all Reimbursable Expenses incurred by the Executive prior to the Date of Termination.

SECTION V.4 Notice of Termination. Any termination by the Company for Permanent Disability or Cause or without Cause or by the Executive for Good Reason or without Good Reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, with respect to termination by the Company for Permanent Disability or Cause or resignation by the Executive for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated. Following the provision of a Notice of Termination by the Company, the Company may direct, in its sole and exclusive discretion, that the Executive perform no duties and exercise no powers or resign from any office held in connection with his employment with the Company or its Subsidiaries. Following the provisions of a Notice of Termination by the Executive for Good Reason and the absence of a correction by the Company of the circumstances constituting Good Reason in accordance with Section 1.01 above, the Executive may elect that he perform no duties and exercise no powers or resign from any office held in connection with his employment with the Company or its Subsidiaries.

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ARTICLE VI.

CONFIDENTIAL INFORMATION

SECTION VI.1 Obligation to maintain confidentiality. Executive acknowledges that any proprietary information disclosed or made available to executive or obtained, observed or known by executive as a direct or indirect consequence of his employment with or performance of services for the company or any of its affiliates during the course of his performance of services for, or employment with, any of the foregoing persons (whether or not compensated for such services) and during the period in which executive is receiving severance payments, are the property of the Company and its affiliates. Therefore, executive agrees that he will not at any time (whether during or after executive’s term of employment) disclose or permit to be disclosed to any person or, directly or indirectly, utilize for his own account or permit to be utilized by any person any proprietary information or records for any reason whatsoever without the boards consent, unless and to the extent that (except as otherwise provided in the definition of proprietary information) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of executive’s acts or omissions to act. Executive agrees to deliver to the company at the termination of his employment, as a condition to receipt of the next or final payment of compensation, or at any other time the company may request in writing (whether during or after executive’s term of employment), all records which he may then possess or have under his control. Executive further agrees that any property situated on the company’s or its affiliates premises and owned by the company or its affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by company or its affiliates and their personnel at any time with or without notice. Nothing in this section 2(a) shall be construed to prevent executive from using his general knowledge and experience in future employment so long as executive complies with this section 2(a) and the other restrictions contained in this agreement.

SECTION VI.2 Third Party Information. Executive understands that the Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Affiliates part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Executive’s employment and thereafter, and without in any way limiting the provisions of Sections 2(a) and 2(b) above, Executive shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Company or its Affiliates who need to know such information in connection with their work for the Company or its Affiliates) or use, except in connection with his work for the Company or its Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

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SECTION VI.3 Use of Information of Prior Employers, etc. Executive will abide by any enforceable obligations contained in any agreements that Executive has entered into with his prior employers or other parties to whom Executive has an obligation of confidentiality.

SECTION VI.4 Compelled Disclosure. If Executive is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Proprietary Information or Third Party Information to any Person, Executive will immediately provide the Company with written notice of the applicable law, regulation or process so that the Company may seek a protective order or other appropriate remedy. Executive will cooperate fully with the Company and the Company’s Representatives in any attempt by the Company to obtain any such protective order or other remedy. If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that Executive disclose Proprietary Information or Third Party Information, and if Executive furnishes the Company with a written opinion of reputable legal counsel acceptable to the Company confirming that the disclosure of such Proprietary Information or Third Party Information is legally required, then Executive may disclose such Proprietary Information or Third Party Information to the extent legally required; provided, however, that Executive will use his reasonable best efforts to ensure that such Proprietary Information is treated confidentially by each Person to whom it is disclosed.

SECTION VI.5 The Executive will not disclose or use at any time during or after the Employment Period any Confidential Information of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance of duties assigned to the Executive pursuant to this Agreement. Under all circumstances and at all times, the Executive will take reasonable and appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft.

ARTICLE VII.

INTELLECTUAL PROPERTY

SECTION VII.1 Ownership of Intellectual Property. Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the company’s or any of its affiliates actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by executive (either solely or jointly with others) while employed by the company or any of its affiliates (including any of the foregoing that constitutes any proprietary information or records) (“work product”) belong to the company or such affiliate and executive hereby assigns, and agrees to assign, all of the above work product to the company or such affiliate. Any copyrightable work prepared in whole or in part by executive in the course of his work for any of the foregoing entities shall be deemed a work made for hire under the copyright laws, and the company or such affiliate shall own all rights therein. To the extent that any such copyrightable work is not a work made for hire, executive hereby assigns and agrees to assign to company or such affiliate all right, title and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such work product and copyrightable work to the board and perform all actions reasonably requested by the board (whether during or after executive’s term of employment) to establish and confirm the company’s or its affiliates ownership (including, without limitation, execution of assignments, consents, powers of attorney and other instruments). Notwithstanding anything contained in this section 2(b) to the contrary, the company’s ownership of work product does not apply to any invention that executive develops entirely on his own time without using the equipment, supplies or facilities of the company or its affiliates or subsidiaries or any proprietary information (including trade secrets), except that the company’s ownership of work product does include those inventions that: (a) relate to the business of the company or its affiliates or subsidiaries or to the actual or demonstrably anticipated research or development relating to the company’s business; or (b) result from any work that executive performs for the company or its affiliates or subsidiaries.

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ARTICLE VIII.

DELIVERY OF MATERIALS UPON
TERMINATION OF EMPLOYMENT

SECTION VIII.1 Delivery of Materials upon Termination of Employment. As requested by the Company from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all property of the Company or its Subsidiaries, including, without limitation, all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property in the Executive’s possession or within his control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that, to the best of his knowledge, all such materials have been delivered to the Company.

ARTICLE IX.

NON-COMPETITION AND NON-SOLICITATION

SECTION IX.1 Non-Competition. The Executive acknowledges that during his employment with the Company, he will become familiar with trade secrets and other Confidential Information concerning the Company or its Subsidiaries, and that his services will be of special, unique and extraordinary value to the Company. In addition, the Executive hereby agrees that at any time during the Employment Period, and, if his Employment Period is terminated by the Executive’s resignation other than for Good Reason or by the Company for Cause, for a period ending one (1) year after the Date of Termination (the “Non-Competition Period”), he will not directly or indirectly own, manage, control, participate in, consult with, render services for or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries as such businesses exist or are in process or being planned as of the Date of Termination, within any geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses; provided, however, that the portion of the Non-Competition Period following the Date of Termination shall be reduced by the period of time, if any, between the date of Notice of Termination is given and the Date of Termination; provided, however, the Executive may serve as a director of other entities. It shall not be considered a violation of this Section 9.01 for the Executive to be a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

SECTION IX.2 Non-Solicitation of Employees. The Executive hereby agrees that during the Employment Period and for a period of one (1) year after the Date of Termination (the “Non-Solicitation Period”) the Executive will not, directly or indirectly through another entity, induce or attempt to induce any senior employee of the Company or its Subsidiaries with whom the Executive had material dealings to leave the employ of the Company or its Subsidiaries, or in any way interfere with the relationship between the Company or its Subsidiaries and any such employee thereof or otherwise employ or receive the services of any such individual who was an employee of the Company or its Subsidiaries at any time during such Non-Solicitation Period or within the six-month period prior thereto.

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SECTION IX.3 Non-Solicitation of Customers. During the Non-Solicitation Period, the Executive will not induce or attempt to induce any customer, supplier, client, insured, reinsured, reinsurer, broker, licensee or other business relation of the Company or its Subsidiaries with whom the Executive had material dealings to cease doing business with the Company or its Subsidiaries.

SECTION IX.4 Enforcement. If, at the enforcement of Sections 9.01, 9.02 or 9.03, a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be permitted to revise the restrictions in this Section 9 to cover the maximum duration, scope and area permitted by law.

SECTION IX.5 Conditions. The provisions of this Article 9 shall not be enforceable by the Company against the Executive unless the Company timely pays the amounts and provides the benefits to be provided to the Executive (or his estate) under Sections 5.02 and 5.03.

ARTICLE X.

EQUITABLE RELIEF

SECTION X.1 Equitable Relief. The Executive acknowledges that (a) the covenants contained herein are reasonable, (b) the Executive’s services are unique, and (c) a breach or threatened breach by him of any of his covenants and agreements with the Company contained in Sections 6.01, 7.01, 8.01, 9.01, 9.02 or 9.03 could cause irreparable harm to the Company for which they would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Company may have at law, in the event of an actual or threatened breach by the Executive of his covenants and agreements contained in Sections 6.01, 7.01, 8.01, 9.01, 9.02 or 9.03, the Company shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.

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ARTICLE XI.

EXECUTIVE REPRESENTATIONS AND INDEMNIFICATION

SECTION XI.1 Executive Representations. The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (b) except for agreements provided to the Company by the Executive, the Executive is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other Person, and (c) upon the execution and delivery of this Agreement by the Company, this Agreement will be the valid and binding obligation of the Executive, enforceable in accordance with its terms. Notwithstanding Section 11.02 below, in the event that any action is brought against Executive involving any breach of any employment agreement, non-competition agreement or confidentiality agreement of the Executive with any other Person, the Executive shall bear his own costs incurred in defending such action, including but not limited to, court fees, arbitration costs, mediation costs, attorneys’ fees and disbursements.

SECTION XI.2 General Indemnification. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law and its organizational documents, against all cost, expense, liability and loss reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Company agrees to maintain a directors’ and officers’ liability insurance policy covering the Executive to the extent that comparable companies customarily provide such coverage for their executive officers.

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ARTICLE XII.

MISCELLANEOUS

SECTION XII.1 Rights and Remedies. The Company will be entitled to enforce its rights and remedies under this Agreement specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. There are currently no disciplinary or grievance procedures in place, there is no collective agreement in place, and there is no probationary period.

SECTION XII.2 Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the Executive. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties.

SECTION XII.3 Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, provided that the Executive may not assign his rights or delegate his obligations under this Agreement without the written consent of the Company.

SECTION XII.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement

SECTION XII.5 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

SECTION XII.6 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

SECTION XII.7 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Executive and to the Company at the addresses set forth below:

James Holland

If to the Executive:	Dept 106. Office 12A, Greenhill Street Stratford Upon Avon Warwickshire CV376LF, United Kingdom

If to the Company:	Dept 106. Office 12A, Greenhill Street Stratford Upon Avon Warwickshire CV376LF, United Kingdom

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

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SECTION XII.8 Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

SECTION XII.9 No Third Party Beneficiary. This Agreement will not confer any rights or remedies (or any obligations) upon any person other than the Company, the Executive and their respective heirs, executors, successors and assigns.

SECTION XII.10 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

SECTION XII.11 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word “including” in this Agreement means “including without limitation” and is intended by the parties to be by way of example rather than limitation.

SECTION XII.12 Survival. Sections 5.02, 5.03, 6.01, 7.01, 8.01 and Articles 9, 10, 11 and 12 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

SECTION XII.13 GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEVEDA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS AND (EXCEPT AS OTHERWISE SET FORTH IN SECTION 12.15 BELOW) THE PARTIES HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF NEVADA LOCATED IN CLARK COUNTY, NEVADA.

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SECTION XII.14 Arbitration. Except as otherwise set forth in Section 10.01 above, in the event that a dispute shall arise between the parties concerning this Agreement, then such dispute shall be submitted to the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) for resolution in a confidential private arbitration in accordance with the comprehensive rules and procedures of JAMS, including the internal appeal process provided for in Rule 34 of the JAMS rules with respect to any initial judgment rendered in an arbitration. Any such arbitration proceeding shall take place in Las Vegas, Nevada before a single arbitrator. The arbitrator shall be acceptable to both the Company and the Executive. However, if the parties cannot agree on an acceptable arbitrator, the dispute shall be decided by a panel of three arbitrators, one appointed by each of the parties and the third appointed by JAMS. Each party shall each bear their respective costs (including attorney’s fees) and shall split the fee of the arbitrator; provided, however, that if the Executive prevails in the dispute, the Company shall be responsible for the reasonable attorney’s fees incurred by the Executive in connection with the dispute. Judgment upon the final award rendered by such arbitrator, after giving effect to the JAMS internal appeal process, may be entered in any court having jurisdiction thereof. If JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of the foregoing provisions. Each party agrees that it shall maintain confidentiality in respect to any arbitration between them.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT ON THE 1ST DAY OF JANUARY, 2017, TO BE EFFECTIVE AS OF THE DATE AND YEAR FIRST ABOVE WRITTEN.

DATA BACKUP SOLUTIONS, INC.

By:
Printed Name: Zhi De Liao
Title: CEO

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James Holland Title: COO, CTO

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